CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

March 16, 2018

Board of Directors of Business Lines Corp.

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated March 5, 2018, with respect to the balance sheet of Business Lines Corp. as of December 31, 2017 and the related statements of operations, shareholder's equity and cash flows for the period from July 12, 2017 (inception) to December 31, 2017 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group, LLC

March 16, 2018